SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2002

EQUITY OFFICE PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-13115 (Commission File Number)	36-4151656 (IRS Employer Identification Number)

Two North Riverside Plaza Suite 2100 Chicago, Illinois (Address of principal executive offices)	60606 (Zip Code)

Registrant’s telephone number, including area code: (312) 466-3300

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

     On July 29, 2002, Equity Office Properties Trust, or Equity Office, announced that it had closed its issuance and sale of 8,500,000 7.75% Series G cumulative redeemable preferred shares of beneficial interest pursuant to an underwriting agreement dated as of July 1, 2002, a copy of which is attached to this form as Exhibit 1.1. The 8,500,000 Series G preferred shares include 500,000 Series G preferred shares that were subject to the underwriters’ over-allotment option, which was exercised in part. Net proceeds from the offering totalled approximately $205.7 million.

     Equity Office also announced on July 29, 2002 that it had redeemed in full, using a substantial portion of the net proceeds from the Series G preferred share offering, all of its issued and outstanding 8.98% Series A cumulative redeemable preferred shares at an aggregate redemption price of $201.9 million. The balance of the net proceeds from the Series G preferred share offering will be used for working capital purposes.

Item 7. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Exhibits

Attached as exhibits to this form are the documents listed below:

Exhibit	Document

1.1	Underwriting Agreement, dated July 1, 2002, among Equity Office, EOP Operating Limited Partnership and Salomon Smith Barney Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Warburg LLC, Wachovia Securities, Inc. and Prudential Securities Incorporated, as representatives of the several underwriters listed therein
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the Series G preferred shares
8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

  EQUITY OFFICE PROPERTIES TRUST

Date: July 29, 2002	By: /s/ Stanley M. Stevens Stanley M. Stevens Executive Vice President, Chief Legal Counsel and Secretary

EXHIBIT INDEX

     Attached as exhibits to this form are the documents listed below:

Exhibit	Document

1.1	Underwriting Agreement, dated July 1, 2002, among Equity Office, EOP Operating Limited Partnership and Salomon Smith Barney Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Warburg LLC, Wachovia Securities, Inc. and Prudential Securities Incorporated, as Representatives of the several underwriters listed therein
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the Series G preferred shares
8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters
23.1	Consent of Hogan & Hartson L.L.P. (included in Exhibits 5.1 and 8.1)

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